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                                                                  EXHIBIT 10.2.2

                        Digital Descriptor Systems, Inc.
                                       and
                     Information Technology Solutions, Inc.
                             JOINT VENTURE AGREEMENT
                               September 16, 1996

This letter of intent outlines the terms and conditions for creating a strategic joint venture relationship between Digital Descriptor Systems, Inc. ("DDSI") and I/t(x) information technology solutions, Inc. ("I/t(x)").

1.    Business Intent

The business intent is to combine the system integration expertise and product development efforts of I/t(x) with the marketing and sales strengths of DDSI to create and deliver new products and services on an exclusive basis for the public sector.

2.    Commitments

            a. I/t(x) will provide its I/t(x) products, both currently available and as developed, from time to time.

            b. I/t(x) will provide ongoing product development and systems integration services.

            c. I/t(x) will include all revenues generated via its relationship with ET Software, Inc. into this joint venture.

            d. Any additional sales and marketing support services over and above that of the product manager's will be provided at I/t(x)'s normal hourly rate (One Hundred Twenty Five Dollars ($125) per hour), upon prior approval by DDSI.

            e. DDSI will be responsible for all sales and marketing efforts.

            f. Upon prior approval, DDSI will pay all travel and out-of-pocket expenses incurred during sales and marketing activities, in accordance with DDSI's usual travel and accommodation guidelines.

            g. DDSI will pay I/t(x) Fifteen Thousand Four Hundred Dollars ($15,400) upon execution of this agreement and the same amount due thirty
      (30) days thereafter. These two payments which total Thirty Thousand Eight Hundred Dollars ($30,800) shall be expended to provide the services of a full time product manager resources for a period of one (1) year from the date hereof. If necessary, as deemed by I/t(x), DDSI shall advance Ten Thousand Dollars ($10,000) in months three (3), four (4) and five (5) for a total of Thirty Thousand Dollars ($30,000). This advanced amount shall be considered a debt due to DDSI by I/t(x) payable at an interest rate of one percent (1%) over prime until paid in accordance herewith. The debt will be repaid by DDSI receiving an additional ten percent (10%) of the net revenues produced by each sale until the debt and any accrued interest therein is paid in full.

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            h. DDSI and I/t(x) will mutually agree upon business plans, product packaging and pricing strategies of this joint venture as business markets permit.

            i. DDSI and I/t(x) will honor mutual confidentiality on their own developed software.

3.    Revenue Sharing

            a. DDSI and I/t(x) will share equally in the net revenues produced by each sale.

            b. The party(ies) providing the installation and support fees will be entitled to a fair and equitable distribution of the fees so generated.

            c. Annual license renewal fees will go to the party developing and supporting the products on the same basis as 3.a above.

4.    Term of Agreement

            a. The financial terms of this Agreement will be reviewed by the parties ninety (90) days from date herewith.

            b. This Agreement shall remain in full force and effect for 18 months from date herewith and shall remain in effect for successive one
      (1) year periods unless canceled by either party upon ninety (90) days written notice prior to the expiration of such one (1) year term.

         Through the signature of this agreement DDSI and I/t(x) agree to the terms and conditions specified herein and commit to apply their best efforts to maximize the results of this joint venture agreement.




Garret U. Cohn (DDSI)                               Robert T. Barnett I/tx
-----------------------------                       ----------------------------
/s/ Garrett U. Cohn                                 /s/ Robert T. Barnett